Exhibit 99.1

MILLS MUSIC TRUST

C/O HSBC BANKS U.S.A.

66 HUDSON BLVD EAST

NEW YORK, NY 10001

September 23, 2026

Quarterly Distribution Report No. 247

To the holders (the “Unit Holders”) of Trust Certificates representing interests (the “Trust Units”) in Mills Music Trust (the “Trust”):

This Quarterly Distribution report relates to the payment received by the Trust from Sony Music Publishing (“Sony EMI”) during the third quarter of 2026, in respect of the contingent portion payment attributable to royalty income generated by the Trust’s copyright catalogue in the second quarter of 2026 (the “Q2 2026 Contingent Portion Payment”).

The Trust received approximately $684,729 ($2.4656 per Trust Unit) for the Q2 2026 Contingent Portion Payment, as compared to $512,648 ($1.8460 per Trust Unit) for the contingent portion payment attributable to royalty income generated by the Trust’s copyright catalogue in the second quarter of 2025.

After receiving the Q2 2026 Contingent Portion Payment, the Trust paid $111,347 to third party advisors and professionals providing services to the Trust in connection with invoices rendered to the Trust, leaving an aggregate balance of $573,382 ($2.0647 per Trust Unit). Such balance is being distributed to the Unit Holders of record as of the close of business on September 22, 2026.

Additional computation details are set forth in the attached report.

The information contained in this Quarterly Distribution Report will be disclosed on a Form 8-K filed with the Securities and Exchange Commission (the “SEC”). The Trust’s SEC filings are available to the public over the internet on the SEC’s web site at http://www.sec.gov.

Very truly yours,

MILLS MUSIC TRUST

The following is a computation of amounts available for distribution and/or the payment of administrative expenses of the Trust during the three months and twelve months ended September 30, 2026 and September 30, 2025 out of payments made to the Trust in connection with a deferred contingent purchase price obligation under the asset purchase agreement, dated December 5, 1964, as amended (the “Asset Purchase Agreement”):

	Three Months Ended September 30, 2026	Per Unit*

Gross royalty income collected by Sony EMI for the period	$1,814,343

Less: Related royalty expense	374,704
Amount deducted by Sony EMI	570,464
Adjustment for copyright renewals, etc.	184,445

	1,129,613

Balance as reported by Sony EMI	$684,729

Plus: Q3 True Up Payment	—
Plus: Additional Q4 Amount	—
Payments received by Trust	$684,729	$2.4656

Less: Fees and expenses to Registrar-Transfer Agent and other administrative expenses	111,347	.4009
Plus: Audit Settlement Payment	—	—
Reserve for future potential administrative liabilities and expenses	—	—

Balance available for distribution	$573,382	$2.0647

*	Based on the 277,712 Trust Units outstanding.

Three Months Ended September 30, 2025	Per Unit*	Twelve Months Ended September 30, 2026		Per Unit*	Twelve Months Ended September 30, 2025	Per Unit*

$1,215,445		$4,553,189			$3,694,264

349,934		1,393,872			1,381,945
340,151		1,286,271			1,011,508
168,837		471,346			238,791

$858,912		$3,151,489			$2,632,244

$356,533		$1,401,609			$1,062,020

—		92,550	(1)		—
—		89,973	(2)		—
$356,533	$1.2838	$1,584,132		$5.7042	$1,062,020	$3.8242

117,457	.4229	497,044		1.7898	684,855	2.4660
—	—	500,000		1.8004	—	—
(239,076)	$.8609	377,109	(3)	1.3579	(377,165)	1.3581

$0	$0	$1,964,197		$7.0728	$0	$0

1

During the fourth quarter of 2025, the Trust received an estimated payment from Sony EMI in the aggregate amount of $250,000 in respect of the contingent portion payment attributable to royalty income generated by the Trust’s catalogue during the third quarter of 2025. During the first quarter of 2026, the Trust received a true up payment in respect of such estimated payment in the amount of $92,550, representing (x) income collected by Sony EMI for the period of $919,933, less (y) the sum of (i) related royalty expenses of $280,906, (ii) deductions by Sony EMI in the amount of $267,196, and (iii) adjustments for copyright renewals in the amount of $29,281.

2

On March 12, 2026, Sony EMI informed the Trust that it had overpaid the Trust by the aggregate amount of $89,973 ($0.3239 per Trust Unit) for the contingent portion payment attributable to the fourth quarter of 2025, which Sony EMI claims is the result of a computational error made by Sony EMI. In the Trust’s view, this payment relates to a historical dispute between Sony EMI and the Trust regarding the interpretation of a provision in the Asset Purchase Agreement governing the formula to be used to determine the contingent portion payment in a given quarter (the “Calculation Method Dispute”). Sony EMI has advised the Trust that it intends to correct the overpayment in future quarters by offset against future contingent portion payments to be made to the Trust, in which case the Trust intends to reserve its rights with respect to the overpayment and the Calculation Method Dispute.

3

During the fourth quarter of 2025, the Trustees released to the Unit Holders the entire cash reserve established to fund potential future potential administrative expenses and liabilities incurred by the Trust.